Exhibit 10.10

Executive Service Agreement

IMMURON LIMITED

ABN: 80 063 114 045

AND

DR JERRY KANELLOS

EXECUTIVE SERVICE AGREEMENT

150723 IMC - Final Executive Service Agreement (J Kanellos)

Executive Service Agreement

INDEX

1.	DEFINITIONS AND INTERPRETATIONS	3

2.	EMPLOYMENT	5

3.	DUITIES OF EXECUTIVE	5

4.	REMUNERATION	8

5.	OTHER BUSINESS ACTIVITIES	9

6.	CONFIDENTIAL INFORMATION	10

7.	TERMINATION	11

8.	INDEMNITY, INSURANCE AND ACCESS DEED	12

9.	NOTICES	12

10.	COVENANT	13

11.	MISCELLANEOUS	14

SCHEDULE 1		17

Executive Service Agreement

THIS AGREEMENT is made the 23rd day of July 2015.

BETWEEN:

IMMURON LIMITED (ACN: 063 114 045) of Suite 1, 1233 High Street, Armadale, Victoria, AUSTRALIA, 3143 (“Company”, “Group” or “IMC”).

AND

DR JERRY KANELLOS of 92 Bramble Crescent, Bundoora, Victoria, AUSTRALIA, 3083 (“Executive”).

RECITALS:

A.	The Company is listed on the Australian Securities Exchange (ASX) (ASX:IMC).

B.	The Parties wish to enter into this Agreement with effect from the Commencement Date to record the terms and conditions of the employment of the Executive.

OPERATIVE PART

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement the schedules and the recitals, unless the context otherwise requires:

“Act” means Fair Work Act 2009 (Cth).

“Agreement” means the agreement between the Parties constituted by this agreement and “this Agreement” shall have a corresponding meaning;

“ASX” means ASX Limited (ACN 008 624 691) or the financial market operated by it, as the content requires;

“ASX Listing Rules” means the listing rules of the ASX;

“Base Salary” means base salary comprising the cash remuneration figure stated in Item 1 of Schedule 1;

“Board” means the board of directors of the Company;

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for general banking business in Victoria other than a Saturday, Sunday or public holiday;

“Commencement Date” means 27th July 2015;

“Confidential Information” means all information, know-how, intellectual property, ideas and technology of the Group Companies or their businesses including copyrights, technical data, trade secrets, marketing plans, sales plans, financial information, business records, research and development information, inventions, designs, processes and any data bases, data surveys, customer lists, specifications, drawings, records, reports, software or other documents or information whether in writing or otherwise;

Executive Service Agreement

“Corporations Act” means Corporations Act 2001 (Cth);

“Executive” or “Chief Operating & Scientific Officer (COSO)” means the role of Chief Operating and Scientifc Officer of the Company as governed by the terms of this Agreement;

“Government Body” means any government, government department, or governmental, semi-governmental or judicial body or person charged with the administration of any applicable law;

“Indemnity, Insurance and Access Deed” means a deed providing for indemnity, insurance and access to documents in the form that is usual for such a deed;

“Party” means a party to this Agreement and “Parties” or “Party’s” shall have a corresponding meaning;

“Property” means Confidential Information, Intellectual Property, Equipment, other information and documents, devices, charge cards, mobile phones, credit cards, keys and access cards.

“Schedule” means a schedule to this Agreement;

“Share” means a fully paid ordinary share in the Company;

“Share Option” means an option over an fully paid ordinary share in the Company and

“Shareholder” means a registered holder of Shares in the Company.

1.2	General

In this Agreement unless the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	a reference to an individual or person includes a corporation, partnership, joint venture, association, authority, trust, state or government and vice versa;

(c)	a reference to any gender includes all genders;

(d)	a reference to a recital, clause or schedule is to a recital, clause or schedule of or to this Agreement;

(e)	a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, novated, restated or replaced from time to time;

(f)	a reference to any Party or any other document or arrangement includes that Party’s executors, administrators, substitutes, successors and permitted assigns;

(g)	a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h)	a reference to a body, other than a Party to this Agreement (including, without limitation, an institute, association or authority), whether statutory or not:

Executive Service Agreement

(i)	which ceases to exist; or

(ii)	whose powers or functions are transferred to another body;

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(i)	if a Party comprises two or more persons, the covenants and agreements on their part bind and shall be observed and performed by them jointly and each of them severally and may be enforced against anyone or any two or more of them;

(j)	no provision of this Agreement will be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this Agreement or that provision;

(k)	where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning;

(l)	all references to currency are references to Australian dollars; and

(m)	“including” and similar expressions are not and must not be treated as words of limitation.

1.3	Headings

In this Agreement, headings are for convenience of reference only and do not affect interpretation.

2.	EMPLOYMENT

On and from the Commencement Date, the Company employs the Executive in the role of Chief Operating & Scientific Officer (COSO) on the terms set out in this Agreement. The employment of the Executive as COSO shall continue until terminated in accordance with this Agreement However, the Parties acknowledge that the engagement of the Executive shall continue until such time as determined by the Board.

3.	DUITIES OF EXECUTIVE

3.1	Chief Operating & Scientific Officer (COSO)

The Executive will direct, administer, and coordinate the internal operational activities of the organisation in accordance with policies, goals, and objectives established by the Chief Executive Officer and the Board of Directors.

The Executive will lead and direct and other executes where necessary under the following functions and/or business units:

a)	operations,

b)	regulatory,

c)	manufacturing,

d)	QC/QA, Process Improvement,

e)	Scientific collaboration,

f)	SAB management; and

Executive Service Agreement

g)	Clinical Trial Support.

The Executive will assist the CEO in the development of organisation policies and goals.

The Executive shall devote the whole of their time, attention and skill as may be reasonably necessary either during normal business hours and at other times to fulfil the functions and responsibilities of the role of a COSO of the Company.

3.2	Responsibilities as Chief Operating & Scientific Officer (COSO)

In performing the role of Chief Operating & Scientific Officer (COSO), amongst other things, include:

a)	Directs internal operations to achieve budgeted results and other financial criteria, and to preserve the capital funds invested in the enterprise.

b)	Manage Scientific Program, including preparation of contract manufacturing and research services, clinical and technical support, CMC related activities for NASH, and other products. Compile project documentation for submission to relevant authorities including the FDA for the NASH study.

c)	Management of preclinical trials with both University of Maryland, CSIRO and any other research group utilised from time to time.

d)	Participates in the development and preparation of short-term and long-range plans and budgets based upon broad organisation goals and objectives. Recommends their adoption to the Chief Executive Officer.

e)	Directs the development and installation of procedures and controls, to promote communication and adequate information flow throughout the organisation.

f)	Develops and establishes operating policies consistent with the CEO’s broad policies and objectives and insures their adequate execution. Appraises and evaluates the results of overall operations regularly and systematically, and reports these results to the CEO

g)	Insures that all activities and operations are performed in compliance with local, state, and federal regulations and laws governing business operations and regulatory requirements.

h)	Creates and maintains a centralised Scientific data room, professionally presented and indexed.

3.3	Duty to Report

The Chief Operating & Scientific Officer (COSO) shall:

(a)	report directly to the Board of Directors, until such time as a new Chief Executive Officer (CEO) is appointed;

(b)	report promptly and with full information to the Senior VP of Innovation, regarding the conduct of the NASH, ASH or any other clinical trials of the Company;

(c)	report on material day to day matters to the Board of Directors, until such time as a new Chief Executive Officer (CEO) is appointed;

Executive Service Agreement

(d)	respond to the queries of the Board of Directors, until such time as a new Chief Executive Officer (CEO) is appointed, within a reasonable timeframe; and

(e)	comply with reasonable directions given to the them by the Board of Directors, until such time as a new Chief Executive Officer (CEO) is appointed.

3.4	Place of Work

The Executive’s principal place of work will be in Melbourne, Victoria or such other place(s) as the Company may reasonably require from time to time.

The Executive may be required to travel and work elsewhere in Israel and overseas in order to perform their duties.

3.5	Hours of Work

The Executive:

(a)	Will commence work on a part-time basis, before moving to full time employment with the Company; and

(b)	is required to perform his duties during the Company’s normal business hours and during such other additional hours as may be reasonably required by the Company. The Executive acknowledges that such hours of work are reasonable given his position, duties and Remuneration.

The Executive’s Remuneration has been set at a level that takes into account his ordinary hours and any reasonable additional hours that the Executive may be required to work. The Executive is not entitled to any overtime or additional payment or benefit for work performed outside of their ordinary hours.

3.6	Probationary Period

The Executive’s employment is subject to a 3 month probationary period. The Company may terminate this Agreement with immediate effect at any time during or at the end of the probationary period. In such event the Company’s only liability to the Executive will be in respect of unpaid remuneration or expenses. The Executive may not terminate this Agreement under this provision.

3.7	Performance

The Executive warrants that they shall perform their obligations in accordance with this Agreement in an efficient manner in accordance with all applicable lawful requirements and shall exercise a standard of diligence, skill and care expected to be exercised by similarly qualified personnel undertaking the role of Clinical Manager of similar companies.

Executive Service Agreement

3.8	Fitness for Work

(a)	The Employee warrants that they are fit for work and do not have a medical condition which would impede the performance of the duties and responsibilities of their position or pose a risk to the health and safety of themselves, other employees or members of the public.

(b)	The Company reserves the right to direct the Employee to undergo a medical examination or investigation by a qualified medical practitioner or occupational physician appointed by the Company if, in the Company’s reasonable opinion, there is a valid reason to do so (for example, to determine whether the Employee is fit for work). The Employee agrees to attend and cooperate fully in such medical examinations or investigations and to give their consent to a report of the examination and/or results of the investigation being made available to the Company.

(c)	The Executive consents a full suite of pre-employment screening and verification check in relation to their background.

4.	REMUNERATION

4.1	Remuneration

The Company shall pay to the Executive the remuneration package detailed in Schedule 1.

4.2	Remuneration Review

The remuneration of the Executive shall be reviewed on the date 6 months from the Commencement Date and every 6 months thereafter.

4.3	Expenses

(a)	The Company will reimburse the Executive for all out-of-pocket expenses necessarily incurred in the performance of the duties including reasonable expenses relating to entertainment, accommodation, meals, telephone and travel.

(b)	It is a condition precedent to the Executive’s entitlement to reimbursement of expenses under clause 4.4(a) that the Executive provides evidence to the Company of expenses incurred and the incurring of the expenses otherwise complies with the applicable policies of the Company in force from time to time.

4.4	Leave Provisions

The Executive shall be entitled to:

(a)	4 weeks annual leave plus statutory holidays provided that any request for annual leave in excess of 3 days shall be submitted to the Board at a minimum of 4 weeks in advance; and

(b)	a maximum of 10 days sick/carer’s leave per annum. Sick/carer’s leave does not accrue from year to year.

(c)	If the Executive exhausts their entitlement to paid carer’s leave under clause 4.4(b), they are entitled to take unpaid carer’s leave in accordance with the Act.

(d)	The Executive is entitled to take:

Executive Service Agreement

(i)	up to 2 days paid compassionate leave for each permissible occasion;

(ii)	unpaid parental leave;

(iii)	community service leave, including up to 10 days paid jury service leave; and

(iv)	paid leave on a public holiday in Victoria, each in accordance with the Act.

(e)	The Executive is entitled to take paid long service leave in accordance with the LSL Act or the Act (as applicable). The Executive will take his long service leave at a time or times as agreed to by the Executive and the Company.

5.	OTHER BUSINESS ACTIVITIES

5.1	Other business activity

Except as disclosed to the to the Senior VP of Innovation and the Chief Executive Officer (CEO) and agreed by these persons, the Executive shall not at any time whilst in the employment of the Company take on other employment or engage in other business activity which may reasonably be considered likely to be adverse to the Executive’s commitment to the Company or adverse to the usual business activities of the Company whether for gain or not.

5.2	Company Property

The Executive will be provided with a laptop, cell phone and such other required electronic devices (Equipment) for business-related use, subject to the Executive complying with any applicable Company policy as amended or replaced from time to time. The Equipment will remain at all times the Company’s Property.

The Executive must take all reasonable steps to:

(a)	maintain the Company’s Property in good working order; and

(b)	ensure the security of and protect the Company’s Property.

The Executive must return all of the Company’s Property which is in his possession, power or control, immediately on request, upon being placed on gardening leave, or on cessation of his employment, whichever occurs first.

Where any of the Company’s Confidential Information or Intellectual Property is recorded in the form of a DVD, video, computer information or software, the Company may require the Executive to delete or erase this information so that it cannot be retrieved, and to verify this to the Company’s satisfaction.

5.3	Passive investments

The Company acknowledges and agrees that the Executive is entitled to make passive investments in stocks and securities provided that where the investment is in a public company, the relevant interest of the Executive or an associate is less than 5%.

Executive Service Agreement

5.4	Suspension

The Company has the right to suspend the Executive from duties, with pay, where the Company considers it necessary to adequately investigate allegations of misconduct or impropriety against or involving the Executive.

6.	CONFIDENTIAL INFORMATION

6.1	Property in Confidential Information

Subject to clause 6.5, the Executive acknowledges that:

(a)	all Confidential Information is the exclusive property of the Company and shall remain its valuable scientific trade and technical secret and shall be protected by this Agreement throughout the world;

(b)	Confidential Information is, or will be, furnished in confidence by the Company and that the Company could suffer substantial damage if such Confidential Information is disclosed to unauthorised persons or is used for the Executive’s own benefit; and

(c)	the Executive has a fiduciary obligation of confidentiality in relation to Confidential Information.

6.2	Undertakings of Executive

The Executive undertakes:

(a)	to keep Confidential Information secret and confidential and not to disclose Confidential Information directly or indirectly and not give access to the Confidential Information to any person other than those persons to whom disclosure is required in order that the Executive can perform the role or to legal and financial advisers or as required by law; and

(b)	not to use Confidential Information, except for the purpose of carrying out the role of Clinical Manager.

6.3	Procedures to Prevent Disclosure

The Executive shall maintain adequate facilities and procedures to prevent the loss or unauthorised disclosure of any Confidential Information.

6.4	Loss of Confidential Information

In the event of any loss of the Confidential Information or unauthorised disclosure of Confidential Information, the Executive shall notify the Company immediately.

6.5	When Obligations Do Not Apply

The obligations under this clause shall not apply to any Confidential Information which:

(a)	the Executive can demonstrate enters into the public domain or becomes public knowledge other than through their action, omission or default;

(b)	is obtained by the Executive from another person having the legal right to disclose it to the Executive; or

Executive Service Agreement

(c)	is disclosed by order of any court, tribunal or other Government Body acting within the scope of its powers provided that before such disclosure the Executive shall promptly give notice of the said order to the Company and the Company shall be at liberty to seek a protective order or other appropriate remedy in the jurisdiction in which the relevant order is sought and in any event, regardless of whether such relief is obtained, such disclosure shall only be made to the extent legally required.

6.6	Equitable Remedies

The Executive agrees and acknowledges that the Company shall be entitled to seek immediate equitable remedies, including but not limited to, restraining orders and injunctive relief in order to safeguard Confidential information and that money damages alone would be an insufficient remedy with which to compensate the Company for any breach of the Executive’s confidentiality obligations pursuant to this clause.

6.7	Delivery Up of Confidential Information

The Executive shall as soon as reasonably possible deliver to the Company all of the Confidential Information physically capable of delivery:

(a)	on the date of termination of this Agreement; or

(b)	at any time on the request of a person authorised by the Chief Executive Officer (CEO).

6.8	Continuation of Clause

This clause shall continue to apply after the termination of this Agreement without limit in point of time unless the Executive has first obtained the written consent of the Company to the provisions of this clause not applying in any particular case.

7.	TERMINATION

7.1	Termination With Notice

Without prejudice to the provisions of Clauses 3.6 and 7.2, at any time either Party may terminate this Agreement without cause on 30 days written notice. Subject to the Corporations Act and ASX Listing Rules, the Company may elect to pay 30 days Base Salary and superannuation in lieu of notice.

7.2	Termination Without Notice

At any time, the Company may immediately terminate this Agreement without notice if the Executive:

(a)	wilfully, persistently or materially breaches this Agreement so as to constitute serious misconduct in respect of their duties;

(b)	dies;

(c)	becomes of unsound mind;

(d)	by reason of illness or other incapacity is unable to attend to the Executive’s responsibilities for an accumulated period of 4 months in any 12 month period and the Company has received an opinion to this effect from an independent medical practitioner. The Executive will make themselves available at reasonable times for examination by the independent medical practitioner and failure to do so will entitle the Company to terminate this Agreement as if the practitioner has provided an opinion to the above effect;

Executive Service Agreement

(e)	is convicted or found guilty of any indictable criminal offence other than an offence under any relevant road traffic legislation, or

7.3	Discussion Before Termination

The Company must not terminate this Agreement under clause 7.2(a) without the Chief Executive Officer (CEO) first discussing and seeking to resolve the matters raised by the Company with the Executive.

7.4	Return of Company Property on Termination

On termination of this Agreement, the Executive shall return to the Company all tangible property of the Company including but not limited to all mobile phones, computers, books, documents, papers, materials, credit cards and keys held by the Executive or granted under the Executive’s control.

8.	INDEMNITY, INSURANCE AND ACCESS DEED

The Company will maintain appropriate Directors’ and Officers liability insurance (including ensuring that premiums are properly paid) for the benefit of the Executive:

a)	during the term of this Agreement; and

b)	after the termination of this Agreement,

in each case covering any matter arising or alleged to have arisen in respect of the Executive’s performance of his duties under this Agreement.

9.	NOTICES

9.1	Any notice, demand, consent or other communication (“Notice”) given or made pursuant to this Agreement:

(a)	must be in writing and signed by a person duly authorised by the sender;

(b)	must either be delivered to the intended recipient by prepaid post, courier, by hand or by facsimile to the address or facsimile number specified below or the address or facsimile number last notified by the intended recipient to the sender:

to the Company:

Company Secretary

Immuron Limited

Suite 1, 1233 High Street, Armadale, Victoria, AUSTRALIA, 3143

Tel: +61 (0)3 9824 5254

Fax: +61 (0)3 9822 7735

Executive Service Agreement

to the Executive:

Attention: Dr. Jerry Kanellos

92 Bramble Crescent, Bundoora

Victoria, AUSTRALIA, 3083

Phone: +61 (0)411 247 216

9.2	Notices shall be deemed given or made:

(a)	if personally served, at the time of service;

(b)	if mailed, on the second Business Day after date of mailing; and

(c)	if sent by facsimile, on the Business Day the Notice is dispatched, or if not dispatched on a Business Day, the next following Business Day.

9.3	Change of Address/Fax Number

Any Party may change its address or facsimile number by giving notice to that effect to the other Parties.

9.4	Delivery of Notice

For the sake of certainty, service of a Notice by e-mail is not a valid form of service for the purpose of this Agreement.

10.	COVENANT

10.1	Restricted Activities

Except with the written permission of the Company, the Executive must not (whether directly or indirectly), within Australia during the period of 6 months following termination for expiry of your employment:

(a)	carry on or otherwise be concerned with or interested in any business which offers or provides products or services similar to or otherwise competitive with those offered or provided by the Company. This includes not providing finance or services, or otherwise being indirectly involved as a shareholder, unit holder, director, consultant, adviser, contractor, principal, agent, manager, beneficiary, partner, associate, trustee or financier of such a business;

(b)	obtain or apply for regulatory licences, permits or privileges that would permit the Executive to carry on or otherwise be concerned with or interested in any business referred to in paragraph (a) above;

(c)	solicit or persuade any customer or client who has dealt with the Company during the previous 12 months of the Executive’s employment or is in the process of negotiating with the Company at the date of termination or expiry of your employment in relation to any business carried on by the Company at that time, to cease doing business with the Company or reduce the amount of business which the person would normally do (or otherwise have done) with the Company;

(d)	accept from a person referred to in clause 10.1(c) any business of the kind ordinarily forming part of the business of the Company;

Executive Service Agreement

(e)	induce or attempt to induce any director, manager or employee of the Company to terminate his or her employment with the Company, whether or not that person would commit a breach of that person’s contract of employment;

(f)	employ any person who during the last twelve (12) months of the Executive’s employment has been a director, manager, or employee of the Company who is or may be likely to be in possession of any confidential information or trade secrets relating to: 1) the business of the Company; or 2) the customers of the Company;

(g)	disparage or otherwise make any statements that may or may be likely to injure the commercial reputation of the Company to any person or persons whatsoever; or

(h)	interfere with the relationship between the Company and its customers, employees or suppliers.

10.2	Restraints reasonable

(a)	The Executive and the Company consider the restraints contained in this clause to be reasonable and intend the restraints to operate to the maximum extent.

(b)	If these restraints:

(i)	are void as unreasonable for the protection of the interests of the Company; and

(ii)	would be valid if part of the wording was deleted or the period or area was reduced, then the restraints will apply with the modifications necessary to make them effective.

11.	MISCELLANEOUS

11.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Victoria and the Parties submit themselves to the exclusive jurisdiction of the courts of that State.

11.2	Further Assurance

Each Party shall sign, execute and do ail acts, documents and things that may reasonably be required in order to implement and give full effect to the provisions and purposes of this Agreement whether before or after its execution.

11.3	Costs

(a)	The Company will bear the legal and other costs in respect of the preparation, consideration and execution of this Agreement.

(b)	The Company will pay any stamp duty assessed on or in relation to this Agreement.

Executive Service Agreement

11.4	Severance

If any provision of this Agreement is void, voidable by any Party, unenforceable or illegal including being contrary to the Corporations Act, or the ASX Listing Rules it shall be read down as to be valid and enforceable or if it cannot be so read down, the provision (or where possible the offending words) shall be severed from this Agreement without affecting the validity, legality or enforceability of the remaining provisions (or parts of those provisions) of this Agreement which will continue in full force and effect.

11.5	Variation

No variation, modification or waiver of any provision of this Agreement nor consent to any departure by any Party therefrom, shall in any event be of any force or effect unless the same shall be confirmed in writing, signed by the Parties and then such variation, modification, waiver or consent shall be effective only to the extent for which it may be made or given.

11.6	Intellectual Property

Subject to any express written agreement to the contrary, all intellectual property created by the Executive in the course of their employment with the Company automatically vests in the Company. The Executive must do all things necessary or desirable to vest in the Company ownership of any intellectual property created by the Executive you in the course of their employment with the Company, including executing any documents which are reasonably required by the Company to give effect to this clause.

11.7	Counterparts

This Agreement may be executed in any number of counterparts and by facsimile copies, all of which taken together constitute one and the same document. The execution of this Agreement shall not be effective until the counterparts of it have been executed by the relevant Parties and executed copies delivered to each other Party. This Agreement and its contents embody the entire agreement between the parties and supersedes all communications, negotiations, arrangements and agreements, whether oral or written, between the parties with respect to the subject matter of this agreement, except any letter dealing with insurance cover, indemnity protection and confidentiality undertakings that may apply to the Executive’s employment.

Executive Service Agreement

EXECUTED by the Parties as an Agreement:

SIGNED for and on behalf of:	)
IMMURON LIMITED	)
(ABN: 80 063 114 045 ))
by authority of its directors in accordance	)
with section 127(1) of the Corporations Act	)

/s/ ROGER ASTON	/s/ STEPHEN ANASTASIOU
Signature of Chairman	Signature of Director/Company Secretary

DR ROGER ASTON	STEPHEN ANASTASIOU
Print Name of Chairman	Print Name of Director/Company Secretary

Date: 26/07/2015	Date: 26/7/15

SIGNED by EXECUTIVE:

/s/ JERRY KANELLOS	DR JERRY KANELLOS
Signature of Executive	Print Name of Executive

Date: 24/07/2015

In the presence of:

/s/ DAVID PLUSH	DAVID PLUSH
Signature of Witness	Print Name of Witness

Date: 24/07/2015	Address: 34 CHARTERIS DRIVE
IVANHOE EAST VIC 3079

Executive Service Agreement

SCHEDULE 1

REMUNERATION PACKAGE

Item		Entitlement

1.	Base Salary:	$160,000 per annum payable plus statutory superannuation monthly on or about the 15th day of each month.

2.	Superannuation:	The statutory superannuation as at the date of this agreement is currently 9.5% of the Base Salary.

3.	Entertainment, accommodation, meals, telephone and travelling expenses:	See clause 4.3 of this Agreement.

SHARES & SHARE OPTIONS

The Board of Immuron will consider a short and long term share and/or share option incentive package for the Executive following 12mths of continuous employment from the date of this Agreement, subject to shareholder approval as required.